EXHIBIT 99.1

Steelcase Reports Fourth Quarter and Fiscal 2021 Results

  Fourth quarter revenue of $677 million and EPS of $0.06 significantly impacted by COVID-19 pandemic
  Actions to reduce fixed costs and discretionary spending supported profitability for fiscal 2021 while protecting investments to drive future growth
  Increasing customer engagement driven by publication of company research, positive vaccination trends and improved sentiment about returning to offices
  Company provides select financial targets for fiscal 2022

GRAND RAPIDS, Mich., March 23, 2021 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported fourth quarter revenue of $677.1 million and net income of $6.6 million, or diluted earnings of $0.06 per share, which included $1.6 million of pre-tax restructuring costs. In the prior year, Steelcase reported $946.2 million of revenue and net income of $66.5 million, or diluted earnings of $0.55 per share and adjusted earnings of $0.39 per share.

Revenue decreased 28 percent in the fourth quarter compared to the prior year, or 25 percent on an organic basis, as all segments continued to be impacted by the prolonged economic uncertainty and delay in return-to-office plans across the world. The revenue decrease included a decline of 30 percent in the Americas, 23 percent in EMEA and 28 percent in the Other category. On an organic basis, the Americas revenue declined by 26 percent, EMEA revenue declined by 29 percent and the Other category revenue declined by 12 percent. The company estimates fourth quarter revenue benefited from shipment delays of approximately $50 million in the Americas and approximately $10 million in EMEA due to the temporary operations shutdown in the third quarter.

Orders (adjusted for the impact of acquisitions and divestitures, currency translation effects, and the impact of an extra week in the prior year) declined 31 percent in the fourth quarter compared to the prior year, driven by broad-based declines in the Americas and EMEA. The Americas declined 32 percent compared to the prior year, reflecting a 2 percent sequential decline from the third quarter, compared to larger seasonal declines historically. EMEA declined 38 percent compared to the prior year with broad-based declines across all markets. In the fourth quarter of fiscal 2020, EMEA grew 12 percent compared to the prior year. The Other category declined 14 percent compared to the prior year and included growth of 11 percent in China compared to the prior year.

Revenue and order decline by segment
Q4 2021 vs. Q4 2020
	Revenue Decline	Organic Revenue Decline	Organic Order Decline

Americas	30%	26%	32%
EMEA	23%	29%	38%
Other category	28%	12%	14%
Steelcase Inc.	28%	25%	31%

"We delivered better than expected revenue and earnings per share in the fourth quarter while navigating multiple supply chain challenges in addition to the resurgence of COVID," said Jim Keane, president and CEO. "As we move through what we believe could be the bottom of this cycle over the next quarter, I'm confident our people will continue to maintain strong cost controls, help our customers design their return to office plans, and position us to lead our industry in the expected recovery."

Operating income of $6.7 million in the fourth quarter included $1.6 million of restructuring costs related to workforce reductions. Adjusted operating income of $8.3 million represented a decrease of $60.7 million compared to operating income of $69.0 million in the prior year which included a $7.6 million net benefit from the sale of PolyVision Corporation. The remaining decrease was driven by lower revenue across all segments, partially offset by approximately $52 million of savings from cost reduction actions, which included reduced discretionary spending and lower employee costs, and $22.7 million of lower variable compensation expense. The Americas reported operating income of $12.1 million, and adjusted operating income of $13.7 million, compared to operating income of $42.6 million in the prior year. EMEA reported an operating loss of $0.5 million compared to operating income of $8.3 million in the prior year. The Other category reported operating income of $2.9 million compared to operating income of $24.9 million in the prior year, which included $20.4 million from the gain on the sale of PolyVision, net of variable compensation expense.

Gross margin of 28.4 percent in the fourth quarter represented a 410 basis point decline compared to the prior year, driven by the impact of the lower revenue, higher costs related to container shortages, port congestions and other supply chain challenges, and higher freight and labor costs related to recovering from the temporary operations shutdown in the third quarter, partially offset by lower variable compensation expense and lower overhead costs.

"We are managing several supply chain challenges, including the availability of steel and component parts and a recent supply chain disruption in the foam used in the manufacturing of certain of our seating products, which are expected to continue to impact our costs in the near term," said Dave Sylvester, senior vice president and CFO. "At the same time, we are beginning to experience significant inflation related to steel, component parts, ocean freight, and petroleum-based commodities, which we expect to impact our profitability over the next couple quarters until our recently announced price increase is implemented."

Operating expenses of $185.7 million in the fourth quarter represented a decrease of $52.5 million compared to the prior year, which included an $11.9 million benefit from the sale of PolyVision, net of variable compensation expense, and an estimated $10.4 million due to an extra week in the prior year. Adjusted for these items, operating expenses decreased by $54.0 million, driven by an approximately $24 million reduction in discretionary spending, approximately $18 million of lower wage and benefit expenses as a result of workforce reductions, and $13.5 million of lower variable compensation expense.

The company recorded an income tax benefit of $4.5 million in the fourth quarter, which was driven by benefits available under the U.S. Coronavirus Aid, Relief, and Economic Security Act and other discrete tax benefits. In the prior year, income tax expense was $1.3 million and included an $8.7 million tax benefit related to the sale of PolyVision and $3.6 million of other net discrete tax benefits.

Total liquidity, comprised of cash, cash equivalents and the cash surrender value of company-owned life insurance, aggregated to $659.3 million at the end of the fourth quarter. Total debt was $483.9 million. There were no borrowings under the company's $250 million global credit facility during the quarter, and there are currently no restrictions on the company's ability to borrow under the facility.

The Board of Directors has declared a quarterly cash dividend of $0.10 per share, to be paid on or before April 15, 2021, to shareholders of record as of April 5, 2021.

Fiscal 2021 Results

For fiscal 2021, the company recorded $2.6 billion of revenue and net income of $26.1 million, or diluted earnings per share of $0.22. Adjusted earnings were $0.52 per share. In fiscal 2020, the company recorded $3.7 billion of revenue, net income of $199.7 million, diluted earnings per share of $1.66 and adjusted earnings per share of $1.50.

Revenue decreased by 30 percent in fiscal 2021, with a 31 percent decrease in the Americas, a 24 percent decrease in EMEA and a 38 percent decrease in the Other category. On an organic basis, fiscal 2021 revenue represented a decline of 29 percent compared to the prior year, with a 30 percent decline in the Americas, a 26 percent decline in EMEA and a 25 percent decline in the Other category.

Operating income for fiscal 2021 of $43.0 million represented a decrease of $214.0 million compared to operating income for fiscal 2020 of $257.0 million. Adjusted operating income of $89.2 million in fiscal 2021 decreased by $167.8 million compared to fiscal 2020. The decrease was driven by the revenue decline, partially offset by an approximately $112 million reduction in discretionary spending, a $104.3 million reduction in variable compensation expense ($13.4 million of which related to the gain on the sale of PolyVision in the prior year) and approximately $69 million of lower wage and benefit expenses.

"Fiscal 2021 was clearly an extraordinary year as the COVID-19 pandemic had a significant impact on our revenue," said Jim Keane, president and CEO. "We took bold and swift actions to protect our employees and our company, which kept our liquidity strong and offset a large portion of the impact from the revenue decline. We also stayed invested for the expected recovery by not reducing our employee base in direct proportion to our revenue decline."

Outlook

At the end of the fourth quarter, the company’s backlog of customer orders was approximately $445 million, which was 28 percent lower than the prior year and approximately $102 million, or 19 percent lower than at the end of the third quarter. Supply chain disruptions continue to impact the company, and companies across many industries, and are expected to result in a delay of some revenue from the first quarter of fiscal 2022 to the second quarter. As a result, the company expects first quarter fiscal 2022 revenue to be in the range of $540 to $570 million. The company reported revenue of $482.8 million in the first quarter of fiscal 2021 which was significantly impacted by government mandated restrictions related to the onset of the global pandemic. Adjusted for an acquisition and currency translation effects, the projected revenue translates to expected organic growth of 5 to 11 percent compared to the first quarter of fiscal 2021.

The company expects to report a loss per share of between $0.27 to $0.34 for the first quarter of fiscal 2022. The estimate includes: (1) projected inflation, net of pricing benefits, of approximately $6 million, (2) projected operating expenses of between $190 to $195 million, (3) projected interest expense, net of investment income and other income, net, of approximately $5 million, and (4) a projected income tax benefit equal to approximately 28 percent of the projected pre-tax loss. Steelcase reported a loss of $0.33 per share, and an adjusted loss of $0.18 per share, in the first quarter of fiscal 2021. Operating expenses in the first quarter of fiscal 2021 of $157.4 million benefited from significant temporary reductions in pay and hours across most of the company's global salaried workforce.

Beyond the first quarter, the company is targeting seasonally higher revenue in the second quarter, but a decline compared to the prior year which benefited from a strong beginning backlog as a result of the government mandated shutdowns in the first quarter of fiscal 2021. The company is targeting net income in the second quarter that would approximately offset the first quarter net loss and includes a $15 million gain from an expected land sale. For the second half of fiscal 2022, the company is targeting double-digit revenue growth compared to fiscal 2021, due to higher vaccination levels that are expected to support workers returning to the office more broadly, increased capital spending, and corporate C-suites prioritizing their workplaces as they focus on improving productivity, collaboration, and company culture.

"As the pace of COVID vaccinations increases, many company leaders are confirming their plans to begin bringing their employees back to the office," said Jim Keane. "We're working with many of our customers to re-start paused projects and to engage in new opportunities by sharing what we've learned about how to make their spaces safer, more flexible and more productive. We saw strong double-digit increases in new project opportunities and customer requests for proposals in the Americas, as well as customer visits to our Grand Rapids location (both physical and virtual), in February compared to January, which supports our expectations for a strong recovery in the second half of the year."

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
	February 26, 2021	February 28, 2020	% Change	February 26, 2021	February 28, 2020	% Change

Revenue
Americas (1)	$467.0	$666.2	(29.9)%	$1,848.5	$2,672.9	(30.8)%
EMEA (2)	142.6	185.7	(23.2)%	511.3	669.6	(23.6)%
Other (3)	67.5	94.3	(28.4)%	236.4	381.2	(38.0)%
Consolidated revenue	$677.1	$946.2	(28.4)%	$2,596.2	$3,723.7	(30.3)%

Operating income (loss)
Americas	$12.1	$42.6	$97.0	$240.0
EMEA	(0.5)	8.3	(32.3)	9.9
Other	2.9	24.9	0.2	39.4
Corporate (4)	(7.8)	(6.8)	(21.9)	(32.3)
Consolidated operating income	$6.7	$69.0	$43.0	$257.0

Operating income percent	1.0%	7.3%	1.7%	6.9%

Revenue mix
Americas	69.0%	70.4%	71.2%	71.8%
EMEA	21.1%	19.6%	19.7%	18.0%
Other	9.9%	10.0%	9.1%	10.2%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America, with a comprehensive portfolio of furniture, architectural and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Smith System, AMQ and Orangebox brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase, Orangebox and Coalesse brands, with a comprehensive portfolio of furniture, architectural and technology products.
  The Other category includes Asia Pacific and Designtex. In 2020, the Other category also included PolyVision, which was sold in February 2020.
  Corporate costs include unallocated portions of shared service functions, such as information technology, corporate facilities, finance, research, human resources, legal and customer aviation, plus deferred compensation expense and income or losses associated with company-owned life insurance.

QUARTER OVER QUARTER ORGANIC REVENUE DECLINE BY SEGMENT
Q4 2021 vs. Q4 2020
	Steelcase Inc.	Americas	EMEA	Other category

Q4 2020 revenue	$946.2	$666.2	$185.7	$94.3
PolyVision divestiture	(13.3)	—	—	(13.3)
Dealer acquisition	2.2	2.2	—	—
Impact of additional week	(48.4)	(42.7)	—	(5.7)
Currency translation effects*	18.9	1.3	16.3	1.3
Q4 2020 revenue, adjusted	905.6	627.0	202.0	76.6

Q4 2021 revenue	677.1	467.0	142.6	67.5
Organic decline $	$(228.5)	$(160.0)	$(59.4)	$(9.1)
Organic decline %	(25)%	(26)%	(29)%	(12)%

* Currency translation effects represent the estimated net effect of translating Q4 2020 foreign currency revenues using the average exchange rates during Q4 2021.

YEAR OVER YEAR ORGANIC REVENUE DECLINE BY SEGMENT
2021 vs. 2020
	Steelcase Inc.	Americas	EMEA	Other category

2020 revenue	$3,723.7	$2,672.9	$669.6	$381.2
PolyVision divestiture	(61.5)	—	—	(61.5)
Dealer acquisition	2.2	2.2	—	—
Impact of additional week	(48.4)	(42.7)	—	(5.7)
Currency translation effects*	23.0	(0.8)	24.3	(0.5)
2020 revenue, adjusted	3,639.0	2,631.6	693.9	313.5

2021 revenue	2,596.2	1,848.5	511.3	236.4
Organic decline $	$(1,042.8)	$(783.1)	$(182.6)	$(77.1)
Organic decline %	(29)%	(30)%	(26)%	(25)%

* Currency translation effects represent the estimated net effect of translating 2020 foreign currency revenues using the average exchange rates during 2021.

PROJECTED ORGANIC REVENUE GROWTH
Q1 2022 vs. Q1 2021
Steelcase Inc.

Q1 2021 revenue	$482.8
Dealer acquisition	18.3
Currency translation effects*	12.3
Q1 2021 revenue, adjusted	$513.4

Q1 2022 revenue, projected	$540 - 570
Organic growth $	$27 - 57
Organic growth %	5% - 11%

* Currency translation effects represent the estimated net effect of translating Q1 2022 foreign currency revenues using the exchange rates at the end of Q4 2021.

ADJUSTED EARNINGS (LOSS) PER SHARE

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	February 26, 2021	February 28, 2020	February 26, 2021	February 28, 2020
Diluted earnings (loss) per share	$0.06	$0.55	$0.22	$1.66
Goodwill impairment charge, per share	—	—	0.15	—
Restructuring costs, per share	0.01	—	0.24	—
Income tax effect of restructuring costs, per share	(0.01)	—	(0.09)	—
Gain on sale of PolyVision, per share	—	(0.17)	—	(0.17)
Variable compensation impact of sale of PolyVision, per share	—	0.11	—	0.11
Income tax effect of sale of PolyVision, per share	—	(0.10)	—	(0.10)
Adjusted earnings (loss) per share	$0.06	$0.39	$0.52	$1.50

PROJECTED ADJUSTED EARNINGS (LOSS) PER SHARE

	(Unaudited)
	Three Months Ended
	May 28, 2021 (Projected)	May 29, 2020
Diluted earnings (loss) per share	$(0.27) - (0.34)	$(0.33)
Goodwill impairment charge, per share	—	0.15
Adjusted earnings (loss) per share	$(0.27) - (0.34)	$(0.18)

IMPACT OF SALE OF POLYVISION ON Q4 AND FISCAL YEAR 2020

	Americas	EMEA	Other category	Corporate	Total
Cost of sales
Variable compensation expense	$3.5	$0.6	$0.2	$—	$4.3
Total impact on cost of sales	3.5	0.6	0.2	—	4.3

Operating expenses
Gain on sale	—	—	(21.0)	—	(21.0)
Variable compensation expense	6.8	1.2	0.4	0.7	9.1
Total impact on operating expenses	$6.8	$1.2	$(20.6)	$0.7	$(11.9)

Total impact on operating income	$(10.3)	$(1.8)	$20.4	$(0.7)	$7.6

Tax expense (benefit), net					$(12.1)
Total impact on net income					$19.7

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 26, 2021		February 28, 2020		February 26, 2021		February 28, 2020
Revenue	$677.1	100.0%	$946.2	100.0%	$2,596.2	100.0%	$3,723.7	100.0%
Cost of sales	483.1	71.4	639.0	67.5	1,822.8	70.2	2,508.5	67.4
Restructuring costs	1.4	0.2	—	—	10.6	0.4	—	—
Gross profit	192.6	28.4	307.2	32.5	762.8	29.4	1,215.2	32.6
Operating expenses	185.7	27.4	238.2	25.2	684.2	26.4	958.2	25.7
Goodwill impairment charge	—	—	—	—	17.6	0.6	—	—
Restructuring costs	0.2	—	—	—	18.0	0.7	—	—
Operating income	$6.7	1.0%	$69.0	7.3%	$43.0	1.7%	$257.0	6.9
Interest expense	(6.4)	(0.9)	(7.2)	(0.7)	(27.1)	(1.1)	(27.3)	(0.7)
Investment income	0.2	—	1.6	0.2	1.4	0.1	5.4	0.1
Other income, net	1.6	0.2	1.8	0.3	8.6	0.3	10.1	0.3
Income before income tax expense (benefit)	2.1	0.3	65.2	6.9	25.9	1.0	245.2	6.6
Income tax expense	(4.5)	(0.7)	(1.3)	(0.1)	(0.2)	—	45.5	1.2
Net income	$6.6	1.0%	$66.5	7.0%	$26.1	1.0%	$199.7	5.4%

Operating income	$6.7	1.0%	$69.0	7.3%	$43.0	1.7%	$257.0	6.9%
Add: goodwill impairment charge	—	—	—	—	17.6	0.6	—	—
Add: restructuring costs	1.6	0.2	—	—	28.6	1.1	—	—
Adjusted operating income	$8.3	1.2%	$69.0	7.3%	$89.2	3.4%	$257.0	6.9%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 26, 2021		February 28, 2020		February 26, 2021		February 28, 2020
Revenue	$467.0	100.0%	$666.2	100.0%	$1,848.5	100.0%	$2,672.9	100.0%
Cost of sales	334.3	71.6	450.1	67.6	1,285.1	69.5	1,789.1	66.9
Restructuring costs	1.4	0.3	—	—	10.6	0.6	—	—
Gross profit	131.3	28.1	216.1	32.4	552.8	29.9	883.8	33.1
Operating expenses	119.0	25.5	173.5	26.0	437.8	23.7	643.8	24.1
Goodwill impairment charge	—	—	—	—	—	—	—	—
Restructuring costs	0.2	—	—	—	18.0	1.0	—	—
Operating income	$12.1	2.6%	$42.6	6.4%	$97.0	5.2%	$240.0	9.0%
Add: goodwill impairment charge	—	—	—	—	—	—	—	—
Add: restructuring costs	1.6	0.3	—	—	28.6	1.6	—	—
Adjusted operating income	$13.7	2.9%	$42.6	6.4%	$125.6	6.8%	$240.0	9.0%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 26, 2021		February 28, 2020		February 26, 2021		February 28, 2020
Revenue	$142.6	100.0%	$185.7	100.0%	$511.3	100.0%	$669.6	100.0%
Cost of sales	104.0	72.9	128.2	69.0	380.4	74.4	473.2	70.7
Restructuring costs	—	—	—	—	—	—	—	—
Gross profit	38.6	27.1	57.5	31.0	130.9	25.6	196.4	29.3
Operating expenses	39.1	27.5	49.2	26.5	145.6	28.5	186.5	27.8
Goodwill impairment charge	—	—	—	—	17.6	3.4	—	—
Restructuring costs	—	—	—	—	—	—	—	—
Operating income (loss)	$(0.5)	(0.4)%	$8.3	4.5%	$(32.3)	(6.3)%	$9.9	1.5%
Add: goodwill impairment charge	—	—	—	—	17.6	3.4	—	—
Add: restructuring costs	—	—	—	—	—	—	—	—
Adjusted operating income (loss)	$(0.5)	(0.4)%	$8.3	4.5%	$(14.7)	(2.9)%	$9.9	1.5%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 26, 2021		February 28, 2020		February 26, 2021		February 28, 2020
Revenue	$67.5	100.0%	$94.3	100.0%	$236.4	100.0%	$381.2	100.0%
Cost of sales	44.8	66.4	60.7	64.4	157.3	66.5	246.2	64.6
Restructuring costs	—	—	—	—	—	—	—	—
Gross profit	22.7	33.6	33.6	35.6	79.1	33.5	135.0	35.4
Operating expenses	19.8	29.3	8.7	9.2	78.9	33.4	95.6	25.1
Goodwill impairment charge	—	—	—	—	—	—	—	—
Restructuring costs	—	—	—	—	—	—	—	—
Operating income	$2.9	4.3%	$24.9	26.4%	$0.2	0.1%	$39.4	10.3%
Add: goodwill impairment charge	—	—	—	—	—	—	—	—
Add: restructuring costs	—	—	—	—	—	—	—	—
Adjusted operating income (loss)	$2.9	4.3%	$24.9	26.4%	$0.2	0.1%	$39.4	10.3%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	February 26, 2021	February 28, 2020	February 26, 2021	February 28, 2020
Operating loss	$(7.8)	$(6.8)	$(21.9)	$(32.3)
Add: goodwill impairment charge	—	—	—	—
Add: restructuring costs	—	—	—	—
Adjusted operating loss	$(7.8)	$(6.8)	$(21.9)	$(32.3)

Webcast
Steelcase will discuss fourth quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of income, balance sheets or statements of cash flows of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The non-GAAP financial measures used within this earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding estimated currency translation effects, the impacts of acquisitions and divestitures and the impact of the additional week in fiscal year 2020; (2) adjusted earnings (loss) per share, which represents earnings (loss) per share excluding (a) goodwill impairment charges, (b) restructuring costs and related tax benefits, (c) the gain on the sale of PolyVision Corporation and the related variable compensation and income tax effects; and (3) adjusted operating income (loss), which represents operating income (loss) excluding goodwill impairment charges and restructuring costs. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, the company. Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," "targets," or other similar words, phrases or expressions. Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; the COVID-19 pandemic and the actions taken by various governments and third parties to combat the pandemic; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
Leading organizations around the world trust Steelcase to help them create workplaces that help people feel safe and are productive, inspiring and adaptable with our architecture, furniture and technology solutions – accessible through a network of channels, including over 800 Steelcase dealer locations. Steelcase is a global, industry-leading, and publicly traded company with fiscal 2021 revenue of $2.6 billion. For more information, visit www.steelcase.com.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	February 26, 2021	February 28, 2020	February 26, 2021	February 28, 2020
Revenue	$677.1	$946.2	$2,596.2	$3,723.7
Cost of sales	483.1	639.0	1,822.8	2,508.5
Restructuring costs	1.4	—	10.6	—
Gross profit	192.6	307.2	762.8	1,215.2
Operating expenses	185.7	238.2	684.2	958.2
Goodwill impairment charge	—	—	17.6	—
Restructuring costs	0.2	—	18.0	—
Operating income	6.7	69.0	43.0	257.0
Interest expense	(6.4)	(7.2)	(27.1)	(27.3)
Investment income	0.2	1.6	1.4	5.4
Other income, net	1.6	1.8	8.6	10.1
Income before income tax expense (benefit)	2.1	65.2	25.9	245.2
Income tax expense (benefit)	(4.5)	(1.3)	(0.2)	45.5
Net income	$6.6	$66.5	$26.1	$199.7

Earnings per share:
Basic	$0.06	$0.56	$0.22	$1.67
Diluted	$0.06	$0.55	$0.22	$1.66
Weighted average shares outstanding - basic	117.8	119.6	117.5	119.6
Weighted average shares outstanding - diluted	118.2	120.2	117.8	120.2

Dividends declared and paid per common share	$0.100	$0.145	$0.370	$0.580

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	February 26, 2021	February 28, 2020
ASSETS
Current assets:
Cash and cash equivalents	$489.8	$541.0
Accounts receivable	279.0	381.8
Allowance for doubtful accounts	(8.7)	(9.4)
Inventories	193.5	215.0
Prepaid expenses	20.9	21.6
Other current assets	70.9	38.8
Total current assets	1,045.4	1,188.8

Property, plant and equipment, net of accumulated depreciation of $1,063.2 and $977.7	410.8	426.3
Company-owned life insurance ("COLI")	169.5	160.0
Deferred income taxes	113.3	124.6
Goodwill	218.1	233.6
Other intangible assets, net of accumulated amortization of $73.3 and $56.7	90.4	102.9
Investments in unconsolidated affiliates	51.5	52.3
Right-of-use operating lease assets	225.4	237.9
Other assets	29.6	39.0
Total assets	$2,354.0	$2,565.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$181.3	$244.3
Short-term borrowings and current portion of long-term debt	4.7	2.9
Current operating lease obligations	43.8	43.1
Accrued expenses:
Employee compensation	90.1	191.7
Employee benefit plan obligations	24.9	44.7
Accrued promotions	27.8	35.3
Customer deposits	33.7	28.6
Other	108.7	100.3
Total current liabilities	515.0	690.9

Long-term liabilities:
Long-term debt less current maturities	479.2	481.4
Employee benefit plan obligations	152.9	148.3
Long-term operating lease obligations	199.5	214.0
Other long-term liabilities	46.9	60.4
Total long-term liabilities	878.5	904.1
Total liabilities	1,393.5	1,595.0

Shareholders’ equity:
Additional paid-in capital	12.5	28.4
Accumulated other comprehensive income (loss)	(40.0)	(69.3)
Retained earnings	988.0	1,011.3
Total shareholders’ equity	960.5	970.4
Total liabilities and shareholders’ equity	$2,354.0	$2,565.4

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Twelve Months Ended
	February 26, 2021	February 28, 2020
OPERATING ACTIVITIES
Net income	$26.1	$199.7
Depreciation and amortization	85.2	85.6
Goodwill impairment charge	17.6	—
Restructuring costs	28.6	—
(Gain)/loss on business divestitures	—	(19.6)
Deferred income taxes	15.9	12.1
Non-cash stock compensation	20.9	16.7
Equity in income of unconsolidated affiliates	(9.3)	(12.2)
Dividends received from unconsolidated affiliates	8.1	12.5
Other	(13.3)	(0.2)
Changes in operating assets and liabilities:
Accounts receivable	120.9	7.2
Inventories	27.1	(6.2)
Other assets	(22.9)	(1.9)
Accounts payable	(69.0)	10.8
Employee compensation liabilities	(138.7)	36.7
Employee benefit obligations	(22.6)	(3.1)
Accrued expenses and other liabilities	(9.8)	22.7
Net cash provided by operating activities	64.8	360.8

INVESTING ACTIVITIES
Capital expenditures	(41.3)	(73.4)
Proceeds from disposal of fixed assets	7.4	1.8
Proceeds from COLI policies	2.2	4.2
Proceeds from business divestitures, net of costs to sell	—	72.6
Acquisitions, net of cash acquired	(3.8)	(3.7)
Other	4.9	3.0
Net cash (used in) provided by investing activities	(30.6)	4.5

FINANCING ACTIVITIES
Dividends paid	(43.5)	(69.1)
Common stock repurchases	(42.7)	(8.7)
Borrowings on lines of credit	250.0	—
Repayments on lines of credit	(250.0)	—
Repayments of long-term debt	(2.4)	(2.9)
Other	0.8	(1.2)
Net cash used in financing activities	(87.8)	(81.9)
Effect of exchange rate changes on cash and cash equivalents	2.1	(1.1)
Net increase (decrease) in cash, cash equivalents and restricted cash	(51.5)	282.3
Cash and cash equivalents and restricted cash, beginning of period[1]	547.1	264.8
Cash and cash equivalents and restricted cash, end of period[2]	$495.6	$547.1

(1)   These amounts include restricted cash of $6.1 and $3.5 as of February 28, 2020 and February 22, 2019, respectively.

(2)   These amounts include restricted cash of $5.8 and $6.1 as of February 26, 2021 and February 28, 2020, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims.  Restricted cash is included as part of Other assets in the Condensed Consolidated Balance Sheets.

CONTACT:	Investor Contact:
Michael O'Meara
Investor Relations
(616) 246 - 4251

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505